Exhibit 23.2

Consent of Independent Registered

Public Accounting Firm

Audit Committee, Board of Directors

and Shareholders

Farmers Capital Bank Corporation

Frankfort, Kentucky

We consent to the incorporation by reference in the registration statement of Wesbanco, Inc. on Form S-4 and related Prospectus of our report dated March 12, 2018, on our audits of the consolidated financial statements of Farmers Capital Bank Corporation as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, which report is included in Farmers Capital Bank Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017. We also consent to the incorporation by reference of our report dated March 12, 2018, on our audit of the internal control over financial reporting of Farmers Capital Bank Corporation as of December 31, 2017, which report is included in such Annual Report on Form 10-K. We also consent to the references to our firm under the caption “Experts” in the registration statement of Wesbanco, Inc. on Form S-4 and related Prospectus.

/s/ BKD, LLP

Louisville, Kentucky
May 14, 2018